Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Tel: (631) 547-6520

Allion Healthcare Reports Record First quarter 2009 Revenues of $97 million and Fully Diluted EPS of $0.13 and Increases Annual EPS Guidance to $0.50 - $0.52

•	Fully Diluted EPS Guidance increased to $0.50 to $ 0.52 per share
•	Net sales increased 48% to $96.6 million from $65.3 million
•	Net income increased to $3.5 million compared to a net loss of $1.3 million
•	Earnings per diluted share increased to $0.13 compared to a net loss of $0.08
•	Specialty HIV net sales increased 9% to $71.0 million
•	Specialty Infusion net sales increased 6% sequentially to $25.6 million over the fourth quarter of 2008

MELVILLE, NY – May 7, 2009 – Allion Healthcare (NASDAQ: ALLI) today announced financial results for the first quarter ended March 31, 2009.  Results for the period include the Company’s expansion into the Specialty Infusion market as a result of the April 4, 2008 acquisition of Biomed America, Inc. (“Biomed”). Allion Healthcare now operates its business in two segments: Specialty HIV, which is the Company’s legacy specialty pharmacy and disease management business focused on HIV/AIDS patients, and Specialty Infusion, which is the Company’s recently acquired Biomed business specializing in biopharmaceutical medications and services for chronically ill patients.

Summary of Results

Consolidated net sales increased 48% to $97 million for the quarter ended March 31, 2009 when compared to the first quarter of 2008.  Both business segments grew organically with Specialty HIV up 9% to $71 million when compared to the first quarter of 2008 and Specialty Infusion up sequentially 6% over the fourth quarter of 2008.

Adjusted EBITDA more than tripled to $8.8 million in the first quarter of 2009, compared to $2.7 million during the first quarter of 2008. The increase in Adjusted EBITDA primarily resulted from the $5.8 million contribution from the Biomed acquisition. An explanation and reconciliation of Net income under GAAP to EBITDA and Adjusted EBITDA is provided below.

Net income for the first quarter of 2009 increased to $3.5 million, compared to a net loss of $1.3 million for the same period in 2008. Earnings per diluted share for the first quarter of 2009 were $0.13, compared to loss per diluted share of $0.08 for the first quarter of 2008.

Fully diluted shares outstanding for the three-month period ended March 31, 2009 include 1,719,000 contingently issuable shares related to the component of the Biomed earn out estimated to be settled in stock.  Based on the Specialty Infusion operating results through March 31, 2009, the Company included an estimate of its total obligations under the Biomed earn out and recorded a long-term liability and an addition to goodwill of $50.0 million.  The final amount paid, which is expected to be made some time in the third quarter of 2009, will be made in a combination of the Company’s common stock, subordinated debt and/or cash.

“The significant contribution to earnings made by our Specialty Infusion division in its first year of operations more than validates our expectations of a year ago,” said Michael Moran, Chairman, President and Chief Executive Officer of Allion Healthcare. “We believe that our diversified, national specialty pharmacy platform will continue to provide strong organic growth in our existing business lines.”

Guidance

The Company today increased its Fully Diluted EPS guidance for the full year 2009. Guidance of Earnings Per Diluted Share includes the effect of the additional shares to be issued as a result of the Biomed earn out, but does not include charges related to the Company’s executive stock based compensation plan and the future impact of any non-cash charges related to the Company’s adoption of the provisions of EITF 07-05, which requires the Company to now “Mark to Market” its outstanding stock warrants as derivative liability instruments.

Twelve Months Ending December 31, 2009 Guidance
Net Sales (millions)	$400 - $415
Earnings Per Diluted Share	$0.50 - $0.52

Operating Data – Specialty HIV

 (in thousands, except patient months & prescriptions data)

	Three Months Ended March 31,
	2009			2008
Distribution Region	Net Sales	Prescriptions	Patient Months (1)	Net Sales	Prescriptions	Patient Months (1)
California	$46,902	181,496	36,613	$43,043	174,113	36,633
New York	21,858	74,482	11,389	20,673	74,414	11,199
Washington	1,749	7,337	1,478	1,048	5,168	942
Florida	510	2,140	306	494	2,184	290
Total	$71,019	265,455	49,786	$65,258	255,879	49,064

(1)  “Patient months” represents a count of the number of months during a period that a patient received at least one prescription. If an individual patient received multiple medications during each month of a three month period, a count of three would be included in patient months irrespective of the number of medications filled in each month.

Conference Call Information

The conference call to discuss the results will be held at 9:00 a.m. ET on Thursday, May 7, 2009. To access the call, please dial (888) 279–0822.  International participants may dial (706) 902-0355.  The conference call will also be webcast on Allion Healthcare’s website at www.allionhealthcare.com. To join the webcast, please go to Allion Healthcare’s web site at least 15 minutes prior to the start of the conference call to register, download, and install any necessary audio software.

An audio replay of the conference call will be available from 12:00 p.m. ET on Thursday, May 7, 2009, through 11:59 p.m. ET on Thursday, May 21, 2009 by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from abroad and entering confirmation code 97180455. The audio webcast will also be available on the company's website, www.allionhealthcare.com, for one year.

Questions during the live call will be taken from investment professionals only.

About Allion Healthcare

Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients, as well as specialized biopharmaceutical medications and services to chronically ill patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion Healthcare provides services for the intravenous immunoglobulin, Blood Clotting Factor and other therapies through its Specialty Infusion division. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors to improve clinical outcomes and reduce treatment costs.

Safe Harbor Statement

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and growth, and the amount, timing of and mix of consideration used for the payment of the Biomed earn out obligation.  Words such as "continue," "will," "believe," “estimate,” and similar expressions identify forward-looking statements. Such forward-looking statements represent Allion Healthcare’s expectations and beliefs and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, successful integration of the Biomed acquisition, competitive pressures, demand for Allion Healthcare’s products and services, declining general economic conditions and restrictions in the credit market, changes in third party reimbursement rates or Allion Healthcare’s qualification for preferred reimbursement rates in California and New York, changes in government regulations or the interpretation of these regulations, Allion Healthcare’s ability to manage growth successfully, Allion Healthcare’s ability to effectively market its services, receipt of licensing and regulatory approvals, successful identification of strategic alliances and satellite facilities, and other risks set forth in Item 1A. Risk Factors in Allion Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Except to the extent required by applicable securities laws, Allion Healthcare undertakes no obligation to update any forward-looking statement contained herein, whether as a result of new information, future events, or otherwise.

Company Contact:	Investor Contact:
Allion Healthcare, Inc.	The Cockrell Group
Russ Fichera, Chief Financial Officer	Rich Cockrell
(631) 547-6520	(404) 942-3369
rich.cockrell@thecockrellgroup.com
www.thecockrellgroup.com

ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands)	At March 31, 2009 (Unaudited)	At December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$17,392	$18,385
Short term investments	259	259
Accounts receivable (net of allowance for doubtful accounts of $2,670 in 2009 and $2,248 in 2008)	50,732	44,706
Inventories	14,123	12,897
Prepaid expenses and other current assets	537	655
Deferred tax asset	1,524	1,305
Total current assets	84,567	78,207

Property and equipment, net	1,565	1,647
Goodwill	184,300	134,298
Intangible assets, net	52,349	53,655
Marketable securities, non-current	2,147	2,155
Other assets	970	1,027
Total assets	$325,898	$270,989

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,644	$24,617
Accrued expenses	2,921	2,819
Income taxes payable	1,913	1,648
Current maturities of long term debt	1,698	1,698
Current portion of capital lease obligations	3	3
Total current liabilities	32,179	30,785

Long term liabilities:
Long term debt	31,780	32,204
Revolving credit facility	17,821	17,821
Notes payable - affiliates	3,644	3,644
Deferred tax liability	16,863	17,085
Capital lease obligations	3	4
Earn out obligation	50,000	—
Other	1,639	37
Total liabilities	153,929	101,580

Commitments and Contingencies

Stockholders’ Equity:
Convertible preferred stock, $.001 par value, shares authorized 20,000; issued and outstanding -0- in 2009 and 2008	—	—
Common stock, $.001 par value, shares authorized 80,000; issued and outstanding 26,044 in 2009 and 25,946 in 2008	26	26
Additional paid-in capital	167,617	168,386
Accumulated earnings	4,362	1,033
Accumulated other comprehensive loss	(36)	(36)
Total stockholders’ equity	171,969	169,409
Total liabilities and stockholders’ equity	$325,898	$270,989

ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)	Three months ended
	March 31,
	2009	2008

Net sales	$96,584	$65,258
Cost of goods sold	78,342	55,604
Gross profit	18,242	9,654

Operating expenses:
Selling, general and administrative expenses	9,671	7,060
Depreciation and amortization	1,489	875
Litigation settlement	—	3,950
Operating income (loss)	7,082	(2,231)

Interest expense (income), net	700	(215)
Other expense – Change in fair value of warrants	207	—
Income (loss) before taxes	6,175	(2,016)

Provision for (benefit from) taxes	2,656	(746)
Net income (loss)	$3,519	$(1,270)

Basic earnings (loss) per common share	$0.14	$(0.08)

Diluted earnings (loss) per common share	$0.13	$(0.08)

Basic weighted average of common shares outstanding	25,997	16,204
Diluted weighted average of common shares outstanding	28,088	16,204

ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)	Three Months ended March 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2009	2008
Net income (loss)	$3,519	$(1,270)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,489	875
Deferred rent	4	(7)
Amortization of deferred financing costs	45	—
Amortization of debt discount on acquisition notes	13	—
Change in fair value of warrants	207	—
Change in fair value of interest rate cap contract	(1)	—
Provision for doubtful accounts	589	44
Stock based compensation expense	254	59
Deferred taxes	(363)	(1,459)
Changes in operating assets and liabilities exclusive of acquisitions:
Accounts receivable	(6,615)	553
Inventories	(1,225)	(614)
Prepaid expenses and other assets	131	162
Accounts payable, accrued expenses and income taxes payable	1,395	3,578
Net cash (used in) provided by operating activities	(558)	1,921

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(101)	(78)
Purchase of short term investments	—	(300)
Sales of short term investments	8	7,359
Payments for investment in Biomed, net of cash acquired	(2)	(117)
Net cash (used in) provided by investing activities	(95)	6,864

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from exercise of employee stock options	9	—
Tax benefit from exercise of employee stock options	89	638
Repayment of CIT term loan, & capital leases	(438)	(11)
Net cash (used in) provided by financing activities	(340)	627

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(993)	9,412
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	18,385	19,557
CASH AND CASH EQUIVALENTS, END OF YEAR	$17,392	$28,969

SUPPLEMENTAL DISCLOSURE
Income taxes paid	$2,723	$228
Interest paid	$696	$1

Allion Healthcare, Inc.
Selected Operating Segment Information (Unaudited)

(in thousands)	Three months ended
	March 31,
	2009	2008
Net Sales
Specialty HIV	$71,019	$65,258
Specialty Infusion	25,565	-
Total Net Sales	$96,584	$65,258

Operating Income (Loss):
Specialty HIV (1)	$2,057	$(2,231)
Specialty Infusion	5,025	-
Total Operating Income (Loss)	$7,082	$(2,231)

Depreciation & Amortization:
Specialty HIV	$698	$875
Specialty Infusion	791	-
Total Depreciation & Amortization	$1,489	$875

________________
(1)	Includes a $3,950 charge related to the Company’s litigation settlement with Oris Medical Systems, Inc. for the three months ended March 31, 2008.

Allion Healthcare, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Excluding Change in Fair Value of Warrants, Non-Cash Stock Compensation and Litigation Settlement) (UNAUDITED)

(in thousands)	Three months ended
	March 31,
	2009	2008

Net income	$3,519	$(1,270)
Income tax provision	2,656	(746)
Interest expense (income), net	700	(215)
Depreciation and amortization	1,489	875
EBITDA	$8,364	$(1,356)

Change in fair value of warrants	207	—
Non-cash stock based compensation	254	59
Oris litigation settlement	—	3,950
Adjusted EBITDA	$8,825	$2,653

EBITDA refers to net income before interest, income tax expense, and depreciation and amortization.  Allion considers EBITDA to be a good indication of the Company's ability to generate cash flow in order to liquidate liabilities and reinvest in the Company.  Adjusted EBITDA excludes the change in fair value of warrants, non-cash stock compensation expense and the litigation settlement related to the Company’s litigation with Oris Medical Systems, Inc., to reflect comparable year over year EBITDA performance and provide investors with supplemental information to assess recurring EBITDA performance. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance.